Exhibit 99.1

ALTIGEN REPORTS PERMISSION
FOR TWO-MEMBER AUDIT COMMITTEE

Fremont, California – February 17, 2009 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems, today reported that it has received notice from The Nasdaq Stock Market (i) acknowledging receipt of notice from the Company on January 28, 2009, that due to the recent resignation of Mr. Eric D. Wanger from the Company’s Board of Directors, the Company does not currently comply with the independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350 and (ii) confirming that the Company could rely on the temporary cure provisions of Rules 4350(c) (1) and 4350(d)(4) in having a Board comprised of independent directors who constitute less than a majority of the Board and only two members on its audit committee until July 25, 2009.  The Company intends to fill the vacancy on its Audit Committee with an independent director on or prior to July 25, 2009.

About AltiGen Communications

AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(510) 252-9712	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com